Exhibit 99.1

Investor Relations Contact:

Lori Owen

Xilinx, Inc.

(408) 879-6911

ir@xilinx.com

XILINX APPOINTS NEW CFO; KRIS CHELLAM REMAINS WITH COMPANY AS
SVP, CORPORATE AND ENTERPRISE SERVICES

SAN JOSE, Calif., June 7, 2005 – Xilinx, Inc. (NASDAQ:XLNX), the world’s leading programmable logic supplier, today announced the appointment of Jon  A. Olson, 51, to the position of  vice president finance and chief financial officer (CFO). Currently VP Finance and Enterprise Services, Director of Finance at Intel Corporation, Olson brings more than 25 years of financial management expertise. The finance function he oversaw at Intel had over 1,200 employees and supported all the various business groups. Starting on June 27th, Olson will have the responsibility for finance, tax, treasury and investor relations at Xilinx.

Olson will succeed Kris Chellam, 54, who will remain with the company in the role of Senior Vice President, Corporate and Enterprise Services. Chellam will continue to oversee information technology, internal audit, business and strategy development, real estate and our Asia/Pacific headquarters located in Singapore.

“Kris’ unique combination of 25 years of extensive industry knowledge, business development strength, organizational management skills and international experience make him the ideal choice to help drive the company’s strategic direction and seek out opportunities to expand the market for programmable solutions. Kris has been instrumental in the company’s growth and developed a strong finance organization. He successfully led the effort that resulted in Xilinx getting a clean opinion with regard to Sarbanes-Oxley Section 404,” said Wim Roelandts, Xilinx’s Chairman and Chief Executive Officer.

 “We are pleased to welcome someone of Jon’s caliber who will fit in well with our team,” added Mr. Roelandts. “This is an opportunistic hire for the Company and we look forward to working with Jon, whose extensive Intel background and vast financial experience made him an outstanding choice to become the third CFO for Xilinx.”

Since joining Intel in 1979, Olson has held various senior financial positions including vice president, finance and enterprise services, director of finance, technology and manufacturing group controller, semiconductor products group controller as well as system manufacturing group controller. Prior to Intel, he worked for 4 years at General Signal Corporation. Olson is a native of Illinois and earned his B.S. in Accounting from Indiana University and his MBA in Finance from Santa Clara University.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at www.xilinx.com.